Exhibit 99

	Marriott International, Inc. Corporate Headquarters	Marriott Drive Washington, D.C. 20058 (301) 380-7770

CONTACT:	Tom Marder	NEWS
(301)380-2553
thomas.marder@marriott.com

MARRIOTT INTERNATIONAL REPORTS ROBUST 2006 FOURTH QUARTER EARNINGS

Full Year Highlights:

•

Worldwide systemwide comparable revenue per available room (REVPAR) rose 9.5 percent (9.4 percent using constant dollars); Average daily rates increased 8.9 percent (8.8 percent using constant dollars); Occupancy remains strong at over 73 percent;

•	Management and franchise fee revenue totaled $1.2 billion in 2006 up 19 percent over the prior year’s record breaking total;

•	Incentive fees totaled $281 million during the year, 40 percent higher than 2005 levels. Over 60 percent of managed hotels generated incentive fees during 2006 compared to 50 percent in 2005;

•	In North America, company-operated comparable REVPAR rose 8.9 percent during 2006 and house profit margins rose approximately 240 basis points;

•	Property-level internet sales totaled $4.3 billion in 2006, 35 percent over 2005 levels. Eighty-seven percent of internet sales were booked on Marriott.com;

•	Over 23,000 rooms opened in 2006, including 6,600 rooms outside the United States. Twenty-nine percent of total room openings were conversions from competitor brands;

•

Global interest in the company’s brands continues to rise. The company’s worldwide pipeline of hotels under construction, awaiting conversion or approved for development increased to a record 100,000 rooms compared to 70,000 rooms a year ago and over 85,000 rooms at the end of the third quarter;

•	Marriott repurchased 42 million shares of the company’s common stock in 2006 for $1.58 billion; The company repurchased nearly $4 billion of the company’s common stock over the past three years;

Exhibit 99

Fourth Quarter Highlights:

•	Fourth quarter 2006 adjusted earnings per share (excluding synthetic fuel) totaled $0.52, up 13 percent from the fourth quarter of 2005;

•	Fourth quarter management and franchise fee revenue rose 19 percent over the prior year; incentive management fees soared 39 percent;

•	Worldwide systemwide comparable REVPAR rose 8.4 percent (7.8 percent using constant dollars) and worldwide company-operated house profit margins increased 230 basis points during the quarter;

•	In North America company-operated comparable REVPAR increased 7.2 percent and house profit margins rose 210 basis points;

•	Approximately 5,500 rooms opened during the fourth quarter, including nearly 1,900 rooms converted from competitor properties;

•	Marriott repurchased 11 million shares of the company’s common stock for $506 million during the fourth quarter.

WASHINGTON, D.C. – February 8, 2007 – Marriott International, Inc. (NYSE:MAR) today reported adjusted diluted earnings per share (EPS) of $0.52 in the fourth quarter of 2006, up 13 percent from the fourth quarter 2005 adjusted earnings. Adjusted net income for the quarter was $219 million, a 7 percent increase over the prior year. Adjusted EPS and net income exclude the results of the company’s synthetic fuel business. The company’s EPS guidance for the fourth quarter, disclosed on October 5, 2006, totaled $0.46 to $0.51 and similarly excluded the results of the company’s synthetic fuel business.

Reported net income was $220 million in the fourth quarter of 2006 and $237 million in the year ago quarter. The company’s synthetic fuel business contributed approximately $1 million after-tax to 2006 earnings and $33 million after-tax ($0.07 per share) to 2005 earnings.

J.W. Marriott, Jr., Marriott International Chairman and Chief Executive Officer, said, “Today, we are reporting the final results of a terrific year. We posted record REVPAR and earnings for 2006 and have the strongest worldwide pipeline of hotels in our history. Business travelers reaffirmed their preference for our brands and group meeting planners were attracted to our re-

Exhibit 99

energized hotels and legendary service. Our consistent efforts to provide enhanced experiences, as well as our focus on keeping costs down, drove our hotels’ success ever higher.

“Across the globe, from the U.S. to the U.K., to Germany and China and India, demand for our hotels was fueled by economic strength and great brand positioning.

“In 2007, we celebrate our company’s 50th year in lodging and our 80th year in business. With well over half a million rooms in 68 countries, we have come a long way from our first 365 room hotel, the Twin Bridges Marriott which opened just outside Washington, D.C. 50 years ago last month. We’re delivering strong and sustainable growth to shareholders, owners, customers, associates and our communities and we are inspired by the future. The economy looks good this year and our commitment to leadership will serve us well, as we have the brands of choice in the lodging industry.”

In the 2006 fourth quarter (16 week period from September 9, 2006 to December 29, 2006), REVPAR for the company’s comparable worldwide systemwide properties increased 8.4 percent (7.8 percent using constant dollars). Calendar quarter REVPAR for the company’s comparable worldwide systemwide properties increased 8.9 percent (8.3 percent using constant dollars).

Continuing a deliberate strategy of shifting business to higher rated segments, average daily rates for North American company-operated properties rose 9.7 percent, while occupancy declined modestly, resulting in REVPAR growth of 7.2 percent in the fourth quarter. This pricing strategy helped drive company-operated North American house profit margins up 210 basis points over 2005 levels.

In the fourth quarter, international systemwide comparable REVPAR increased 13.9 percent (10.8 percent using constant dollars) including a 13.3 percent increase in average daily rate, with occupancy holding steady at over 74 percent. Hong Kong, Australia, Malaysia, Germany and Costa Rica were particularly strong markets.

Exhibit 99

The company added 32 hotels and timeshare resorts (5,505 rooms) to its worldwide lodging portfolio during the fourth quarter of 2006. Fifteen properties (2,281 rooms) exited the system, including five first generation Fairfield Inn properties (666 rooms). Approximately one-third of the rooms (1,865 rooms) added to the system in the fourth quarter were conversions from competitor brands. Thirty-six percent of room additions were in international locations, including a 600 room Marriott hotel in Rome, Italy and a 250 room Ritz-Carlton in Beijing, China. At year-end, the company’s lodging group encompassed 2,832 hotels and timeshare resorts (513,832 rooms). The company’s worldwide pipeline of hotel rooms under construction, awaiting conversion or approved for development increased to approximately 100,000 rooms at year end 2006. With the growing demand for the company’s products around the world, the pipeline outside North America increased to 27,000 rooms.

MARRIOTT REVENUES totaled $3.9 billion in the 2006 fourth quarter, a 6 percent increase from the same period in 2005. Base management and franchise fees rose 14 percent primarily due to higher REVPAR and unit growth. Incentive management fees surged 39 percent as a result of robust REVPAR growth and improved property-level house profit margins.

Worldwide comparable company-operated house profit margins increased 230 basis points during the quarter, driven by strong room rates and higher food and beverage revenue.

Owned, leased, corporate housing and other revenue was down slightly to $354 million, largely due to the sale of properties that were owned in the year ago quarter. Offsetting those decreases were higher revenues associated with stronger demand as well as $8 million of termination fees received in the 2006 fourth quarter.

Timeshare sales and services revenue increased 27 percent in the fourth quarter of 2006, reflecting the reportability of several projects with strong contract sales. The $37 million gain from the sale of timeshare mortgage notes contributed to the strong revenue growth. In 2005, timeshare mortgage note sale gains were included in gains and other income. Excluding timeshare note sale gains, timeshare sales and services revenue increased 18 percent.

Exhibit 99

Timeshare sales and services revenue, net of direct expenses, totaled $133 million, reflecting higher reportable sales in Maui and Frenchman’s Reef. The 2005 timeshare results included a $7 million charge in connection with the write-off of previously capitalized costs for one timeshare project while the 2006 results reflected the $37 million gain on the sale of timeshare mortgage notes.

Contract sales for the company’s timeshare, fractional and whole-ownership projects, including sales made by joint venture projects, grew 33 percent in the fourth quarter. The increase reflected strong demand for the new timeshare resort in St. Kitts and a new fractional and whole ownership project in Kapalua.

GENERAL, ADMINISTRATIVE and OTHER expenses were up 21 percent in the fourth quarter to $237 million, largely due to the impact of the new accounting rules requiring the expensing of all share-based compensation ($12 million), higher severance costs, development write-offs, a performance cure payment and higher deferred compensation expense (the latter of which is offset by tax savings).

OPERATING INCOME (excluding synthetic fuel) for the fourth quarter was $338 million, up 35 percent compared to a year ago. Marriott’s 2006 fourth quarter operating income benefited from strong fee growth as well as favorable results from the timeshare business. The fourth quarter results were partially offset by higher general and administrative expenses and lower owned leased and other profits.

SYNTHETIC FUEL. With the decline in oil prices in the fourth quarter, the company resumed synthetic fuel production in October 2006. Synthetic fuel operations contributed $1 million of after-tax earnings in the fourth quarter of 2006, compared to $33 million ($0.07 per share) in the year ago quarter. Lower synthetic fuel earnings reflected decreased production levels, an estimated 39 percent phase-out of the 2006 tax credits due to higher average oil prices for the year and a $3 million mark-to-market expense associated with a hedge (recorded as an offset to interest income). Excluding the impact of our synthetic fuel operations, our tax rate for the 2006 fourth quarter was approximately 34.5 percent.

Exhibit 99

GAINS AND OTHER INCOME (excluding $17 million of expenses related to synthetic fuel) totaled $21 million in the fourth quarter, including gains of $12 million from the sale of our interest in a joint venture, $5 million of gains from the sale of real estate, and $4 million of preferred returns from joint venture investments. Prior year gains of $72 million included a $40 million gain from a timeshare mortgage note sale, a $17 million gain on the sale of land leased to the Courtyard joint venture, $5 million of gains from the sale of other real estate, $6 million of preferred returns from joint venture investments and a $4 million gain on the sale of an equity interest in an international joint venture.

INTEREST INCOME declined $3 million to $11 million in the quarter, primarily driven by loan repayments in 2005 and a $3 million mark-to-market expense associated with the synthetic fuel investment, partially offset by higher cash balances and interest rates.

EQUITY IN EARNINGS reflects Marriott’s share of income or losses from joint venture investments. Equity earnings totaled $1 million in the 2006 fourth quarter, compared to $18 million in the year ago quarter. During the fourth quarter of 2005, the company earned a $15 million profit associated with the disposition of a hotel by a joint venture in which Marriott had an equity interest.

FULL YEAR 2006 RESULTS

For the full year 2006 adjusted income from continuing operations totaled $712 million, an increase of 16 percent, and adjusted diluted earnings per share from continuing operations of $1.65, an increase of 24 percent. Adjusted results in 2006 exclude the results of the company’s synthetic fuel business. Adjusted results in 2005 exclude the impact of a $94 million charge associated with the CTF transaction, a $17 million impairment charge associated with an aircraft investment and the results of the company’s synthetic fuel business. The company’s EPS guidance for 2006, disclosed on October 5, 2006, totaled $1.59 to $1.64 and similarly excluded the results of the company’s synthetic fuel business.

Full year 2006 reported net income was $608 million and EPS was $1.41 and included the impact of the $109 million after-tax charge ($0.25 per share) related to the change in timeshare accounting rules. Full year 2005 reported net income was $669 million and EPS was $1.45. The

Exhibit 99

company’s synthetic fuel business contributed approximately $5 million after-tax ($0.01 per share) to 2006 earnings and $125 million after-tax ($0.27 per share) to 2005 earnings. Total fees in 2006 were $1,224 million, an increase of 19 percent over the prior year, reflecting higher REVPAR, improved margins and unit growth.

GENERAL, ADMINISTRATIVE and OTHER expenses in 2006 included $39 million associated with the new accounting rules requiring the expensing of all share-based compensation. In 2005, the company recorded a $30 million charge for bedding incentives and $94 million of charges associated with the CTF transaction, primarily due to the non-cash write-off of management agreements.

OPERATING INCOME (excluding synthetic fuel) increased to $1,087 million, largely as a result of higher base and franchise fees, growth in incentive fees, strong results from our owned and leased properties, lower general and administrative expenses and favorable timeshare profits, including the impact of the reclassification of note sale gains.

GAINS AND OTHER INCOME totaled $74 million in 2006 (excluding $15 million of expenses related to synthetic fuel) and included gains of $26 million from the sale of real estate, $2 million of gains from the sale or refinancing of real estate loans, $15 million of preferred returns from several joint venture investments, $25 million from the redemption of preferred stock in a joint venture and $43 million of gains on the sale of the company’s interests in six joint ventures. These gains were partially offset by a $37 million non-cash charge to adjust the carrying amount of a straight line rent receivable associated with a land lease which is subject to a purchase option that is likely to be exercised. Prior year gains of $149 million (excluding $32 million for synthetic fuel) included $69 million from timeshare mortgage note sales, $34 million from the sale of real estate, $25 million of gains from the sale or refinancing of real estate loans, $14 million of preferred returns from several joint venture investments and $7 million of gains on the sale of the company’s interests in two joint ventures.

INTEREST EXPENSE net of INTEREST INCOME increased $52 million primarily due to higher average borrowings in 2006 compared to 2005, higher interest rates and loan repayments in 2005.

Exhibit 99

The 2005 provision for loan losses reflected a $17 million non-cash pre-tax charge associated with the impairment of a Delta Airline leveraged lease receivable and an $11 million reserve for a loan at one property.

EQUITY IN EARNINGS declined $33 million, to $3 million. In 2005, the company recognized $30 million of equity earnings from the sale of hotels by three joint ventures in which Marriott had an equity interest.

BALANCE SHEET

At the end of 2006, total debt was $1,833 million and cash balances totaled $193 million compared to $1,737 million in debt and $203 million of cash at the end of 2005. The company also repurchased 42 million shares of common stock in 2006 at a cost of $1.58 billion. The remaining share repurchase authorization, as of year-end 2006, totaled approximately 34 million shares.

OUTLOOK

The company expects comparable North American REVPAR to increase 7 to 9 percent in 2007. With continued focus on property-level cost efficiencies, the company expects North American house profit margins to improve 150 to 200 basis points, exceeding house profit margins reported in the peak year of 2000. Assuming approximately 30,000 new room openings (gross), the company expects total fee revenue of $1,380 million to $1,400 million, an increase of 13 to 14 percent.

The company is currently producing synthetic fuel at three facilities and has entered into hedge agreements to minimize operating losses that could occur if there is a sustained material increase in oil prices in 2007. Given the uncertainty surrounding the availability of 2007 tax credits, the company is unable to provide guidance for 2007 earnings from the synthetic fuel business. At year-end 2006, the net book value of the synthetic fuel facilities was approximately $5 million.

With a growing portion of its timeshare profits coming from joint ventures, the company expects timeshare interval sales and services revenues, net of expenses, will decline approximately 8 to

Exhibit 99

10 percent in 2007. Contract sales (including joint venture sales) are expected to increase approximately 10 to 15 percent in 2007, as the company expects strong sales in Abaco, Bahamas and Kapalua, Hawaii and expects to begin sales in Kauai, Hawaii and Marco Island, Florida. The company expects to sell timeshare mortgage notes in the second and fourth quarters. For the full year, gains on the sale of those notes, which are included in timeshare sales and services revenues, are expected to be approximately $70 million.

In total, the company expects earnings from joint ventures reflected in equity in earnings will total $30 million to $40 million, including earnings from the timeshare joint ventures.

General, administrative and other expenses are expected to increase 1 to 3 percent in 2007.

Based on the above items, the company estimates that operating income (excluding synthetic fuel) will total $1,165 million to $1,225 million in 2007, an increase of 7 to 13 percent over 2006.

The company expects gains and other income to total approximately $40 million in 2007, compared to $74 million in 2006, excluding the impact of the synthetic fuel business.

Assuming roughly $1.5 billion of share repurchases during the year, net interest expense is expected to range from $120 million to $130 million for the full year.

In the first quarter of 2007, the company estimates REVPAR for comparable North American properties will grow towards the lower end of the 7 to 9 percent range, with house profit margin growth of 125 to 175 basis points.

Under the above assumptions, the company currently estimates the following results for the first quarter and full year 2007:

Exhibit 99

	First Quarter 2007	Full Year 2007

Total fee revenue	$295 million to $305 million	$1,380 million to $1,400 million

Owned, leased, corporate housing and other, net of direct expenses	$35 million to $40 million	$165 million to $175 million

Timeshare sales and services, net of direct expenses	$45 million to $50 million	$320 million to $330 million[1]

General, administrative & other expense	$140 million to $150 million	$680 million to $700 million

Lodging operating income	$225 million to $255 million	$1,165 million to $1,225 million

Gains (excluding synthetic fuel)[2]	Approx. $15 million	Approx. $40 million

Net interest expense[3]	Approx. $25 million	$120 million to $130 million

Equity in earnings/(losses)	$0 to $5 million	$30 million to $40 million

Earnings per share from synthetic fuel	No guidance	No guidance

Earnings per share excluding synthetic fuel	$0.35 to $0.39	$1.82 to $1.92

Effective tax rate excluding synthetic fuel	34.5 percent	34.5 percent

[1]	Includes timeshare mortgage note sale gains
[2]	Excludes timeshare mortgage note sale gains
[3]	Net of interest income

The company expects investment spending in 2007 to total approximately $900 million, including $60 million for maintenance capital spending, $400 million for capital expenditures and acquisitions, $140 million for timeshare development, $50 million in new mezzanine financing and mortgage loans for hotels developed by owners and franchisees, and approximately $250 million in equity and other investments (including timeshare equity investments).

Marriott International, Inc. (NYSE:MAR) will conduct its quarterly earnings review for the investment community and news media on Thursday, February 8, 2007 at 10 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click the “Recent Investor News” tab and click on the quarterly conference call link. A replay will be available on the Internet until March 8, 2007. In addition, a podcast of today’s conference call will be available at http://www.marriott.com/investor.

Exhibit 99

The telephone dial-in number for the conference call is 719-234-0008. A telephone replay of the conference call will also be available by telephone from 1 p.m. ET, Thursday, February 8, 2007 until 8 p.m. ET, Thursday, February 15, 2007. To access the recording, call 719-457-0820. The reservation number for the recording is 6270475.

Note: This press release contains “forward-looking statements” within the meaning of federal securities laws, including REVPAR, profit margin and earning trends; statements concerning the number of lodging properties we expect to add in future years; our expected investment spending; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the duration and full extent of the current growth environment in both the economy and the lodging industry; supply and demand changes for hotel rooms, vacation ownership intervals, and corporate housing; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; and other risk factors identified in our most recent quarterly report on Form 10-Q; any of which could cause actual results to differ materially from those expressed in or implied by the statements herein. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading lodging company with more than 2,800 lodging properties in the United States and 67 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Bulgari brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club, Horizons, The Ritz-Carlton Club and Grand Residences by Marriott brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. Marriott is also in the synthetic fuel business. The company is headquartered in Washington, D.C., and had approximately 151,000 employees at 2006 year-end. It is ranked as the lodging industry’s most admired company and one of the best places to work for by FORTUNE®. The company is also a 2006 U.S. Environmental Protection Agency (EPA) ENERGY STAR® Partner. In fiscal year 2006, Marriott International reported sales from continuing operations of $12.2 billion. For more information or reservations, please visit our web site at www.marriott.com.

IRPR#1

Tables follow

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF INCOME

(in millions, except per share amounts)

	Sixteen Weeks Ended		Percent Better/ (Worse)
	December 29, 2006	December 30, 2005
REVENUES

Base management fees	$173	$155	12
Franchise fees	121	103	17
Incentive management fees	96	69	39
Owned, leased, corporate housing and other revenue [1]	354	361	(2)
Timeshare sales and services [2]	526	413	27
Cost reimbursements [3]	2,528	2,423	4
Synthetic fuel	63	117	(46)

Total Revenues	3,861	3,641	6

OPERATING COSTS AND EXPENSES
Owned, leased and corporate housing - direct [4]	302	298	(1)
Timeshare - direct	393	357	(10)
Reimbursed costs	2,528	2,423	(4)
General, administrative and other [5]	237	196	(21)
Synthetic fuel	96	146	34

Total Expenses	3,556	3,420	(4)

OPERATING INCOME	305	221	38
Gains and other income [6]	4	84	(95)
Interest expense	(38)	(37)	(3)
Interest income	11	14	(21)
Equity in earnings [7]	1	18	(94)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	283	300	(6)
Provision for income taxes	(63)	(76)	17
Minority interest	—	13	(100)

NET INCOME	$220	$237	(7)

EARNINGS PER SHARE - Basic [8]	$0.56	$0.57	(2)

EARNINGS PER SHARE - Diluted [8]	$0.52	$0.54	(4)

Basic Shares [8]	394.8	414.6
Diluted Shares [8]	419.9	441.5

1__	Owned, leased, corporate housing and other revenue includes revenue from the properties we own or lease, revenue from our corporate housing business, land rent income and other revenue.
2__

Timeshare sales and services includes total timeshare revenue except for base fees, cost reimbursements, real estate gains and joint venture earnings. For 2006 only, timeshare sales and services includes gains on the sale of timeshare note receivable securitizations of $37 million.

3__	Cost reimbursements include reimbursements from lodging properties for Marriott funded operating expenses.
4__

Owned, leased and corporate housing - direct expenses include operating expenses related to our owned or leased hotels, including lease payments, pre-opening expenses and depreciation, plus expenses related to our corporate housing business.

5__	General, administrative and other expenses include the overhead costs allocated to our lodging business segments, and our corporate overhead costs and general expenses.
6__

Gains and other income includes net gains on the sale of real estate, gains on note sales or repayments (except as noted below), gains on the sale of joint ventures, income from cost method joint ventures and net earn-out payments associated with our synthetic fuel operations, and for 2005 only, timeshare note securitization gains. Timeshare note securitization gains for 2005 totaled $40 million. See footnote 2 for information regarding timeshare note securitization gains for 2006.

7__	Equity in earnings includes our equity in earnings of unconsolidated joint ventures.
8__	All share and per share amounts reflect the June 9, 2006, two-for-one stock split effected in the form of a stock dividend.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF INCOME

(in millions, except per share amounts)

	Fifty-Two Weeks Ended		Percent Better/ (Worse)
	December 29, 2006	December 30, 2005
REVENUES

Base management fees	$553	$497	11
Franchise fees	390	329	19
Incentive management fees	281	201	40
Owned, leased, corporate housing and other revenue [1]	1,119	944	19
Timeshare sales and services [2]	1,577	1,487	6
Cost reimbursements [3]	8,075	7,671	5
Synthetic fuel	165	421	(61)

Total Revenues	12,160	11,550	5

OPERATING COSTS AND EXPENSES
Owned, leased and corporate housing - direct [4]	936	778	(20)
Timeshare - direct	1,220	1,228	1
Reimbursed costs	8,075	7,671	(5)
General, administrative and other [5]	677	753	10
Synthetic fuel	241	565	57

Total Expenses	11,149	10,995	(1)

OPERATING INCOME	1,011	555	82
Gains and other income [6]	59	181	(67)
Interest expense	(124)	(106)	(17)
Interest income	45	79	(43)
Reversal of (provision for) loan losses	3	(28)	111
Equity in earnings [7]	3	36	(92)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
TAXES AND MINORITY INTEREST	997	717	39
Provision for income taxes	(286)	(94)	(204)
Minority interest	6	45	(87)

INCOME FROM CONTINUING OPERATIONS	717	668	7
Discontinued operations, net of tax	—	1	(100)
Cumulative effect of change in accounting principle, net of tax [8]	(109)	—	*

NET INCOME	$608	$669	(9)

EARNINGS PER SHARE - Basic [9]
Earnings from continuing operations	$1.77	$1.55	14
Earnings from discontinued operations	—	—	*
Losses from cumulative effect of change in accounting principle	(0.27)	—	*

Earnings per share	$1.50	$1.55	(3)

EARNINGS PER SHARE - Diluted [9]
Earnings from continuing operations	$1.66	$1.45	14
Earnings from discontinued operations	—	—	*
Losses from cumulative effect of change in accounting principle	(0.25)	—	*

Earnings per share	$1.41	$1.45	(3)

Basic Shares [9]	404.1	432.7
Diluted Shares [9]	430.2	462.3

*	Percent can not be calculated.
1__	Owned, leased, corporate housing and other revenue includes revenue from the properties we own or lease, revenue from our corporate housing business, land rent income and other revenue.
2__

Timeshare sales and services includes total timeshare revenue except for base fees, cost reimbursements, real estate gains and joint venture earnings. For 2006 only, timeshare sales and services includes gains on the sale of timeshare note receivable securitizations of $77 million.

3__	Cost reimbursements include reimbursements from lodging properties for Marriott funded operating expenses.
4__

Owned, leased and corporate housing - direct expenses include operating expenses related to our owned or leased hotels, including lease payments, pre-opening expenses and depreciation, plus expenses related to our corporate housing business.

5__

General, administrative and other expenses include the overhead costs allocated to our lodging business segments, and our corporate overhead costs and general expenses. Expenses in 2005 included a $94 million charge associated with the CTF transaction as well as charges totaling $30 million associated with our bedding incentive program.

6__

Gains and other income includes net gains on the sale of real estate, gains on note sales or repayments (except as noted below), gains on the sale of joint ventures, income from cost method joint ventures, net earn-out payments associated with our synthetic fuel operations and for 2005 only, timeshare note securitizations gains. Timeshare note securitizations gains for 2005 totaled $69 million. See footnote 2 for information regarding timeshare note securitization gains for 2006.

7__	Equity in earnings includes our equity in earnings of unconsolidated joint ventures.
8__

Cumulative effect of change in accounting principle, net of tax is associated with the adoption, in the 2006 first quarter, of Statement of Position 04-2, “Accounting for Real Estate Time-sharing Transactions” which was issued by the American Institute of Certified Public Accountants. The initial adoption of SOP 04-2 in our 2006 first quarter, which we reported as a cumulative effect of change in accounting principle in our Consolidated Statement of Income, resulted in a non-cash after-tax charge of $105 million. As a result of tax rate adjustments in the 2006 fourth quarter, we reduced the tax benefit associated with the initial adoption from $68 million to $64 million. Accordingly, the after-tax impact of the adoption is $109 million.

9__	All share and per share amounts reflect the June 9, 2006, two-for-one stock split effected in the form of a stock dividend.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Business Segments

In 2006, the company analyzed its internal reporting process and implemented changes in the fourth quarter that were designed to improve efficiency. As part of this process, we evaluated the impact on segment reporting and made certain changes that were in accordance with U.S. generally accepted accounting principles. Accordingly, we now report six operating segments as compared to five before the change and no longer allocate indirect administrative expenses to our segments.

The company is a diversified hospitality company with operations in six business segments:

•

North American Full-Service Lodging, which includes the Marriott Hotels & Resorts, Marriott Conference Centers, JW Marriott Hotels & Resorts, Renaissance Hotels & Resorts, and Renaissance ClubSport brands located in the continental United States and Canada;

•

North American Limited-Service Lodging, which includes the Courtyard, Fairfield Inn, SpringHill Suites, Residence Inn, TownePlace Suites and Marriott ExecuStay brands located in the continental United States and Canada;

•

International Lodging, which includes the Marriott Hotels & Resorts, JW Marriott Hotels & Resorts, Renaissance Hotels & Resorts, Courtyard and Marriott Executive Apartments brands located outside the continental United States and Canada;

•	Luxury Lodging, which includes The Ritz-Carlton and Bulgari Hotels & Resorts brands worldwide;

•

Timeshare, which includes the development, marketing, operation and sale of timeshare, fractional and whole ownership properties under the Marriott Vacation Club, The Ritz-Carlton Club, Grand Residences by Marriott and Horizons by Marriott Vacation Club brands worldwide; and

•	Synthetic Fuel, which includes our interest in the operation of coal-based synthetic fuel production facilities.

Exhibit 99

Marriott International, Inc.

Business Segments

($ in millions)

	Sixteen Weeks Ended		Percent Better/ (Worse)
	December 29, 2006	December 30, 2005
REVENUES
North American Full-Service	$1,586	$1,596	(1)
North American Limited-Service	618	599	3
International	478	410	17
Luxury	450	412	9
Timeshare	644	488	32

Total lodging [1]	3,776	3,505	8
Synthetic Fuel	63	117	(46)
Other unallocated corporate	22	19	16

Total	$3,861	$3,641	6

NET INCOME
North American Full-Service	$141	$126	12
North American Limited-Service	109	111	(2)
International	77	79	(3)
Luxury	19	13	46
Timeshare	100	78	28

Total lodging financial results [1]	446	407	10
Synthetic Fuel (after-tax)	1	33	(97)
Other unallocated corporate	(87)	(69)	(26)
Interest income and interest expense (excluding Synthetic Fuel)	(24)	(23)	(4)
Income taxes (excluding Synthetic Fuel)	(116)	(111)	(5)

Total	$220	$237	(7)

[1]

We consider lodging revenues and lodging financial results to be meaningful indicators of our performance because they measure our growth in profitability as a lodging company and enable investors to compare the sales and results of our lodging operations to those of other lodging companies.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Business Segments

($ in millions)

	Fifty-Two Weeks Ended		Percent Better/ (Worse)
	December 29, 2006	December 30, 2005
REVENUES
North American Full-Service	$5,196	$5,116	2
North American Limited-Service	2,060	1,886	9
International	1,411	1,017	39
Luxury	1,423	1,333	7
Timeshare	1,840	1,721	7

Total lodging [1]	11,930	11,073	8
Synthetic Fuel	165	421	(61)
Other unallocated corporate	65	56	16

Total	$12,160	$11,550	5

INCOME FROM CONTINUING OPERATIONS
North American Full-Service	$455	$349	30
North American Limited-Service	380	303	25
International	237	133	78
Luxury	63	45	40
Timeshare	280	271	3

Total lodging financial results [1]	1,415	1,101	29
Synthetic Fuel (after-tax)	5	125	(96)
Other unallocated corporate	(251)	(219)	(15)
Interest income, provision for loan losses and interest expense (excluding Synthetic Fuel)	(72)	(55)	(31)
Income taxes (excluding Synthetic Fuel)	(380)	(284)	(34)

Total	$717	$668	7

[1]

We consider lodging revenues and lodging financial results to be meaningful indicators of our performance because they measure our growth in profitability as a lodging company and enable investors to compare the sales and results of our lodging operations to those of other lodging companies.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Total Lodging Products [1]
	Number of Properties			Number of Rooms/Suites
Brand	December 29, 2006	December 30, 2005	vs. December 30, 2005	December 29, 2006	December 30, 2005	vs. December 30, 2005
Domestic Full-Service
Marriott Hotels & Resorts	340	332	8	136,097	133,534	2,563
Renaissance Hotels & Resorts	65	67	(2)	25,106	25,431	(325)
Domestic Limited-Service
Courtyard	650	623	27	91,226	87,539	3,687
Fairfield Inn	513	519	(6)	46,030	47,440	(1,410)
SpringHill Suites	152	136	16	17,684	15,878	1,806
Residence Inn	494	473	21	58,973	56,204	2,769
TownePlace Suites	123	122	1	12,368	12,303	65
International
Marriott Hotels & Resorts	179	175	4	51,307	49,921	1,386
Renaissance Hotels & Resorts	71	70	1	23,120	22,801	319
Courtyard	83	69	14	14,300	12,130	2,170
Fairfield Inn	5	5	—	559	559	—
SpringHill Suites	1	1	—	124	124	—
Residence Inn	17	17	—	2,313	2,240	73
Marriott Executive Apartments	18	17	1	3,027	2,852	175
Ramada	2	3	(1)	332	532	(200)
Luxury
Ritz-Carlton - North America	35	35	—	11,616	11,616	—
Ritz-Carlton - International	25	24	1	7,790	7,669	121
Bulgari Hotels & Resorts	2	1	1	117	58	59
Timeshare [2]
Marriott Vacation Club	45	44	1	10,512	9,401	1,111
The Ritz-Carlton Club	7	4	3	546	292	254
Grand Residences by Marriott	3	2	1	313	313	—
Horizons by Marriott Vacation Club	2	2	—	372	328	44

Total	2,832	2,741	91	513,832	499,165	14,667

	Number of Timeshare Interval, Fractional and Whole Ownership Resorts[2]
	Total[3]	In Active Sales
100% Company-Developed
Marriott Vacation Club	44	23
The Ritz-Carlton Club	3	2
Grand Residences by Marriott	3	3
Horizons by Marriott Vacation Club	2	2
Joint Ventures
Marriott Vacation Club	1	1
The Ritz-Carlton Club	4	4

Total	57	35

[1]	Total Lodging Products excludes the 2,046 corporate housing rental units.
[2]	Includes products in active sales which may not be ready for occupancy.
[3]	Includes resorts that are in active sales as well as those that are sold out.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Comparable Company-Operated North American Properties

	Sixteen Weeks Ended December 29, 2006 and December 30, 2005
	REVPAR		Occupancy			Average Daily Rate
Brand	2006	vs. 2005	2006	vs. 2005		2006	vs. 2005
Marriott Hotels & Resorts	$123.11	7.9%	70.1%	-0.9%	pts.	$175.71	9.3%
Renaissance Hotels & Resorts	$117.14	4.3%	69.2%	-1.7%	pts.	$169.29	6.8%
Composite North American Full-Service [1]	$122.15	7.3%	69.9%	-1.1%	pts.	$174.69	8.9%
The Ritz-Carlton [2]	$219.04	9.5%	69.4%	0.4%	pts.	$315.47	8.9%
Composite North American Full-Service & Luxury [3]	$131.71	7.6%	69.9%	-0.9%	pts.	$188.50	9.1%
Residence Inn	$88.36	2.9%	74.0%	-4.8%	pts.	$119.33	9.7%
Courtyard	$82.23	8.4%	67.9%	-1.1%	pts.	$121.15	10.3%
TownePlace Suites	$56.19	5.6%	70.2%	-3.5%	pts.	$80.08	10.8%
SpringHill Suites	$70.49	3.5%	68.2%	-4.0%	pts.	$103.39	9.6%
Composite North American Limited-Service [4]	$81.40	6.4%	69.7%	-2.4%	pts.	$116.86	10.1%
Composite - All [5]	$110.23	7.2%	69.8%	-1.6%	pts.	$157.97	9.7%

Comparable Systemwide North American Properties

	Sixteen Weeks Ended December 29, 2006 and December 30, 2005
	REVPAR		Occupancy			Average Daily Rate
Brand	2006	vs. 2005	2006	vs. 2005		2006	vs. 2005
Marriott Hotels & Resorts	$108.59	7.0%	68.5%	-0.6%	pts.	$158.60	7.9%
Renaissance Hotels & Resorts	$108.80	5.8%	69.7%	-0.4%	pts.	$156.13	6.5%
Composite North American Full-Service [1]	$108.62	6.9%	68.7%	-0.5%	pts.	$158.22	7.7%
The Ritz-Carlton [2]	$219.04	9.5%	69.4%	0.4%	pts.	$315.47	8.9%
Composite North American Full-Service & Luxury [3]	$115.49	7.2%	68.7%	-0.5%	pts.	$168.10	7.9%
Residence Inn	$86.47	5.2%	75.6%	-2.5%	pts.	$114.42	8.7%
Courtyard	$81.88	7.7%	69.3%	-1.0%	pts.	$118.20	9.3%
Fairfield Inn	$55.23	8.1%	67.0%	-0.5%	pts.	$82.46	8.9%
TownePlace Suites	$57.67	6.4%	71.5%	-2.6%	pts.	$80.69	10.3%
SpringHill Suites	$70.01	6.0%	71.0%	-2.2%	pts.	$98.65	9.2%
Composite North American Limited-Service [4]	$75.35	6.8%	70.7%	-1.5%	pts.	$106.61	9.1%
Composite - All [5]	$91.49	7.0%	69.9%	-1.1%	pts.	$130.92	8.6%

[1]	Includes the Marriott Hotels & Resorts and Renaissance Hotels & Resorts brands.
[2]	Statistics for The Ritz-Carlton are for September through December.
[3]	Includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts and The Ritz-Carlton brands.
[4]	Includes the Courtyard, Residence Inn, TownePlace Suites, Fairfield Inn and SpringHill Suites brands.
[5]	Includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts, The Ritz-Carlton, Residence Inn, Courtyard, Fairfield Inn, TownePlace Suites, and SpringHill Suites brands.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Comparable Company-Operated North American Properties

	Fifty-Two Weeks Ended December 29, 2006 and December 30, 2005
	REVPAR		Occupancy			Average Daily Rate
Brand	2006	vs. 2005	2006	vs. 2005		2006	vs. 2005
Marriott Hotels & Resorts	$121.58	8.3%	72.3%	-0.6	% pts.	$168.11	9.1%
Renaissance Hotels & Resorts	$118.57	9.6%	72.8%	0.6	% pts.	$162.96	8.7%
Composite North American Full-Service [1]	$121.10	8.5%	72.4%	-0.4	% pts.	$167.27	9.0%
The Ritz-Carlton [2]	$223.88	10.3%	72.9%	2.1	% pts.	$307.20	7.1%
Composite North American Full-Service & Luxury [3]	$130.52	8.7%	72.4%	-0.1	% pts.	$180.17	8.9%
Residence Inn	$92.35	6.8%	78.3%	-1.8	% pts.	$117.99	9.2%
Courtyard	$84.62	10.3%	70.9%	-0.4	% pts.	$119.30	10.9%
TownePlace Suites	$59.28	10.4%	75.3%	-0.3	% pts.	$78.68	10.9%
SpringHill Suites	$74.42	7.8%	72.3%	-2.0	% pts.	$102.86	10.7%
Composite North American Limited-Service [4]	$84.41	9.1%	73.3%	-0.8	% pts.	$115.24	10.4%
Composite - All [5]	$110.74	8.9%	72.8%	-0.4	% pts.	$152.14	9.5%

Comparable Systemwide North American Properties

	Fifty-Two Weeks Ended December 29, 2006 and December 30, 2005
	REVPAR		Occupancy			Average Daily Rate
Brand	2006	vs. 2005	2006	vs. 2005		2006	vs. 2005
Marriott Hotels & Resorts	$109.48	8.6%	70.9%	0.2	% pts.	$154.37	8.3%
Renaissance Hotels & Resorts	$109.75	10.0%	72.2%	1.1	% pts.	$151.91	8.4%
Composite North American Full-Service [1]	$109.52	8.9%	71.1%	0.3	% pts.	$153.99	8.3%
The Ritz-Carlton [2]	$223.88	10.3%	72.9%	2.1	% pts.	$307.20	7.1%
Composite North American Full-Service & Luxury [3]	$116.11	9.0%	71.2%	0.5	% pts.	$163.03	8.3%
Residence Inn	$90.15	7.6%	79.2%	-0.5	% pts.	$113.85	8.2%
Courtyard	$84.57	9.7%	72.5%	0.1	% pts.	$116.67	9.5%
Fairfield Inn	$58.01	10.6%	70.7%	1.0	% pts.	$82.05	9.1%
TownePlace Suites	$60.35	9.9%	75.7%	-0.2	% pts.	$79.69	10.2%
SpringHill Suites	$73.16	10.0%	74.1%	0.2	% pts.	$98.76	9.8%
Composite North American Limited-Service [4]	$78.34	9.2%	74.2%	0.1	% pts.	$105.65	9.0%
Composite - All [5]	$93.47	9.1%	73.0%	0.3	% pts.	$128.07	8.7%

[1]	Includes the Marriott Hotels & Resorts and Renaissance Hotels & Resorts brands.
[2]	Statistics for The Ritz-Carlton are for January through December.
[3]	Includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts and The Ritz-Carlton brands.
[4]	Includes the Courtyard, Residence Inn, TownePlace Suites, Fairfield Inn and SpringHill Suites brands.
[5]	Includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts, The Ritz-Carlton, Residence Inn, Courtyard, Fairfield Inn, TownePlace Suites, and SpringHill Suites brands.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Comparable Company-Operated International Properties [1]

	Four Months Ended December 31, 2006 and December 31, 2005
	REVPAR		Occupancy			Average Daily Rate
Region	2006	vs. 2005	2006	vs. 2005		2006	vs. 2005
Caribbean & Latin America	$112.38	11.2%	71.4%	-0.6	% pts.	$157.41	12.1%
Continental Europe	$115.86	8.4%	75.3%	2.1	% pts.	$153.93	5.4%
United Kingdom	$194.78	13.1%	80.9%	3.7	% pts.	$240.89	8.0%
Middle East & Africa	$103.95	10.6%	66.8%	0.5	% pts.	$155.71	9.8%
Asia Pacific[2]	$106.40	13.0%	76.1%	0.2	% pts.	$139.90	12.7%

Regional Composite[3]	$117.34	10.9%	74.9%	0.9	% pts.	$156.59	9.6%

International Luxury[4]	$191.52	16.8%	74.8%	3.9	% pts.	$256.05	10.7%

Total International[5]	$122.16	11.4%	74.9%	1.1	% pts.	$163.04	9.9%

Worldwide[6]	$113.52	8.5%	71.2%	-0.8	% pts.	$159.44	9.7%

Comparable Systemwide International Properties [1]

	Four Months Ended December 31, 2006 and December 31, 2005
	REVPAR		Occupancy			Average Daily Rate
Region	2006	vs. 2005	2006	vs. 2005		2006	vs. 2005
Caribbean & Latin America	$102.83	12.2%	70.6%	-1.0	% pts.	$145.68	13.8%
Continental Europe	$115.24	8.8%	73.0%	0.6	% pts.	$157.95	7.8%
United Kingdom	$168.15	11.8%	77.8%	2.6	% pts.	$216.14	8.0%
Middle East & Africa	$97.92	8.4%	67.0%	-0.7	% pts.	$146.24	9.6%
Asia Pacific[2]	$108.32	11.2%	76.8%	0.2	% pts.	$141.13	10.9%

Regional Composite[3]	$114.88	10.3%	74.2%	0.2	% pts.	$154.78	10.0%

International Luxury[4]	$191.52	16.8%	74.8%	3.9	% pts.	$256.05	10.7%

Total International[5]	$118.95	10.8%	74.2%	0.4	% pts.	$160.20	10.2%

Worldwide[6]	$96.17	7.8%	70.6%	-0.8	% pts.	$136.17	9.0%

[1]

International financial results are reported on a period basis, while International statistics are reported on a monthly basis. Statistics are in constant dollars for September through December. Excludes North America (except for Worldwide).

[2]	Does not include Hawaii.
[3]	Regional information includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts and Courtyard brands. Includes Hawaii.
[4]	International Luxury includes The Ritz-Carlton properties outside of North America and Bulgari Hotels & Resorts.
[5]	Includes Regional Composite, The Ritz-Carlton International and Bulgari Hotels & Resorts brands.
[6]

Includes international statistics for the four calendar months ended December 31, 2006 and December 31, 2005, and North American statistics for the sixteen weeks ended December 29, 2006 and December 30, 2005. Includes the Marriott Hotels & Resorts, The Ritz-Carlton, Bulgari Hotels & Resorts, Renaissance Hotels & Resorts, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn and SpringHill Suites brands.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Comparable Company-Operated International Properties [1]

	Twelve Months Ended December 31, 2006 and December 31, 2005
	REVPAR		Occupancy			Average Daily Rate
Region	2006	vs. 2005	2006	vs. 2005		2006	vs. 2005
Caribbean & Latin America	$119.81	12.0%	74.9%	1.5	% pts.	$159.93	9.7%
Continental Europe	$106.95	9.6%	72.6%	2.0	% pts.	$147.28	6.6%
United Kingdom	$179.44	14.6%	79.6%	3.5	% pts.	$225.38	9.5%
Middle East & Africa	$98.58	10.5%	68.9%	-0.3	% pts.	$143.12	11.0%
Asia Pacific[2]	$96.28	12.7%	75.8%	1.0	% pts.	$127.09	11.3%

Regional Composite[3]	$110.53	11.4%	74.6%	1.3	% pts.	$148.13	9.5%

International Luxury[4]	$173.35	9.1%	71.7%	-0.1	% pts.	$241.90	9.2%

Total International[5]	$114.61	11.1%	74.4%	1.2	% pts.	$153.99	9.4%

Worldwide[6]	$111.75	9.5%	73.2%	0.0	% pts.	$152.63	9.5%

Comparable Systemwide International Properties [1]

	Twelve Months Ended December 31, 2006 and December 31, 2005
	REVPAR		Occupancy			Average Daily Rate
Region	2006	vs. 2005	2006	vs. 2005		2006	vs. 2005
Caribbean & Latin America	$110.11	9.9%	73.0%	0.5	% pts.	$150.93	9.2%
Continental Europe	$106.53	10.2%	70.7%	1.9	% pts.	$150.58	7.2%
United Kingdom	$153.94	13.3%	75.1%	3.1	% pts.	$204.99	8.6%
Middle East & Africa	$93.05	10.3%	69.0%	-0.7	% pts.	$134.95	11.5%
Asia Pacific[2]	$98.46	11.2%	76.2%	0.9	% pts.	$129.26	9.8%

Regional Composite[3]	$108.32	10.7%	73.6%	1.1	% pts.	$147.12	9.0%

International Luxury[4]	$173.35	9.1%	71.7%	-0.1	% pts.	$241.90	9.2%

Total International[5]	$111.78	10.5%	73.5%	1.0	% pts.	$152.02	9.0%

Worldwide[6]	$96.39	9.4%	73.1%	0.4	% pts.	$131.92	8.8%

[1]

International financial results are reported on a period basis, while International statistics are reported on a monthly basis. Statistics are in constant dollars for January through December. Excludes North America (except for Worldwide).

[2]	Does not include Hawaii.
[3]	Regional information includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts and Courtyard brands. Includes Hawaii.
[4]	International Luxury includes The Ritz-Carlton properties outside of North America and Bulgari Hotels & Resorts.
[5]	Includes Regional Composite, The Ritz-Carlton International and Bulgari Hotels & Resorts brands.
[6]

Includes international statistics for the twelve calendar months ended December 31, 2006 and December 31, 2005, and North American statistics for the fifty-two weeks ended December 29, 2006 and December 30, 2005. Includes the Marriott Hotels & Resorts, The Ritz-Carlton, Bulgari Hotels & Resorts, Renaissance Hotels & Resorts, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn and SpringHill Suites brands.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measures

In our press release and schedules, and related conference call, we report certain financial measures that are not prescribed or authorized by United States generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the tables on the following pages reconcile the most directly comparable generally accepted accounting principle measures to the non-GAAP measures (identified by a double asterisk on the following pages) that we refer to in our press release. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures are not alternatives to revenue, operating income, income from continuing operations, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, these non-GAAP financial measures may be calculated and/or presented differently than measures with the same or similar names that are reported by other companies, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Synthetic Fuel. We do not consider the Synthetic Fuel segment to be related to our core business, which is lodging. In addition, management expects the Synthetic Fuel segment will no longer have a material impact on our business after the end of 2007, when the Internal Revenue Code provision which provides for synthetic fuel tax credits expires. Accordingly, our management evaluates non-GAAP measures which exclude the impact of our Synthetic Fuel segment because those measures allow for period-over-period comparisons of our on-going core lodging operations. In addition, these non-GAAP measures facilitate management’s comparison of our results with the results of other lodging companies.

CTF transaction. Some of the non-GAAP measures are further adjusted to exclude the impact of the $94 million pre-tax charge (2005 second quarter) associated with the agreements we entered into with CTF Holdings Ltd. and its affiliates (“the CTF transaction”). That charge was primarily non-cash and primarily due to the write-off of deferred contract acquisition costs associated with the termination of management agreements. GAAP reporting for the CTF transaction charge does not reflect the fact that the company entered into new management agreements as part of the CTF transaction, which substantially replaced the terminated management agreements. Accordingly, our management evaluates the non-GAAP measures which exclude the CTF transaction charge because those measures allow for period-over-period comparisons relative to our on-going core lodging operations before material charges, and in particular because those non-GAAP measures recognize the new management agreements that were entered into as part of the CTF transaction and the resulting continuity of management for the hotels in question. In addition, these non-GAAP measures facilitate management’s comparison of our results with the results of other lodging companies.

Leveraged lease impairment charge. Management evaluates non-GAAP measures that exclude the $17 million leveraged lease impairment charge recorded in the 2005 third quarter in order to better assess the period-over-period performance of our on-going core operating business. Management does not consider the leveraged lease investment to be related to our core lodging business. In addition, non-GAAP measures which exclude these non-lodging items facilitate management’s comparison of our results with the results of other lodging companies.

Return on Invested Capital. We calculate return on invested capital (“ROIC”) excluding our synthetic fuel operation as earnings before income taxes and interest expense (EBIT), excluding our synthetic fuel operation, divided by average capital investment, excluding our Synthetic Fuel segment. We exclude our synthetic fuel operations for the reasons noted above in the “Synthetic Fuel” caption. We consider ROIC excluding our synthetic fuel operation to be a meaningful indicator of our operating performance, and we evaluate this financial measure because it measures how effectively we use the money invested in our lodging operations.

Timeshare Sales and Services Revenue excluding Note Sale Gains. At the beginning of our 2006 fiscal year, we adopted Statement of Position 04-2, “Accounting for Real Estate Time-Sharing Transactions,” (“SOP 04-2”) as issued by the American Institute of Certified Public Accountants. During 2006, the American Resort Development Association, a timeshare trade association of which we are a member, and the Staff of the Securities and Exchange Commission had communications regarding SOP 04-2 and the income statement presentation of timeshare note securitizations gains. As a result of those communications, for 2006 we reflect Timeshare segment note securitization gains totaling $77 million for 2006 in our “Timeshare sales and services” revenue caption in our Consolidated Statement of Income, while for 2005 we reflect Timeshare segment note securitization gains totaling $69 million for 2005 in our “Gains and other income” caption. Management considers Timeshare Sales and Services Revenue Excluding Note Sale Gains to be a meaningful indicator of the performance of our Timeshare segment, as it allows for the period-over-period analysis of the revenues from our Timeshare business on a comparable basis.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA. Our management considers earnings before interest, taxes, depreciation and amortization to be an indicator of operating performance because it can be used to measure our ability to service debt, fund capital expenditures, and expand our business. For the reasons noted above in the “Synthetic Fuel,” “CTF Transaction” and “Leveraged Lease Impairment Charge,” captions, our management also evaluates Adjusted EBITDA.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

Operating Income Excluding Synthetic Fuel

($ in millions)

	Fiscal Year 2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Operating income as reported	$203	$274	$229	$305	$1,011
Add back: Synthetic Fuel operating loss (income)	27	18	(2)	33	76

Operating income excluding Synthetic Fuel**	$230	$292	$227	$338	$1,087

	Fiscal Year 2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Operating income as reported	$158	$41	$135	$221	$555
Add back: Synthetic Fuel operating loss	45	36	34	29	144

Operating income excluding Synthetic Fuel**	$203	$77	$169	$250	$699

**	Denotes non-GAAP financial measures.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

Measures that Exclude Synthetic Fuel

(in millions, except per share amounts)

	Fourth Quarter 2006			Fourth Quarter 2005			Percent Better/ (Worse) Excluding Synthetic Fuel
	As Reported	Synthetic Fuel Impact	Excluding Synthetic Fuel**	As Reported	Synthetic Fuel Impact	Excluding Synthetic Fuel**
Operating income (loss)	$305	$(33)	$338	$221	$(29)	$250	35
Gains and other income (expense)	4	(17)	21	84	12	72	(71)
Interest income and interest expense	(27)	(3)	(24)	(23)	—	(23)	(4)
Equity in earnings	1	—	1	18	—	18	(94)

Income (losses) before income taxes and minority interest	283	(53)	336	300	(17)	317	6

Tax (provision)/benefit	(97)	19	(116)	(109)	2	(111)	(5)
Tax credits	34	34	—	33	33	—	—

Total tax (provision)/benefit	(63)	53	(116)	(76)	35	(111)	(5)

Minority interest	—	1	(1)	13	15	(2)	50

Net Income	$220	$1	$219	$237	$33	$204	7

Diluted shares	419.9	419.9	419.9	441.5	441.5	441.5
Earnings per share - diluted [1]	$0.52	$—	$0.52	$0.54	$0.07	$0.46	13
Tax rate	22.3%		34.5%	25.3%		35.0%

**	Denotes non-GAAP financial measures.
[1]	For 2005, earnings per share as reported less earnings per share from Synthetic Fuel do not sum to earnings per share excluding Synthetic Fuel due to rounders.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

Measures that Exclude Synthetic Fuel

(in millions, except per share amounts)

	Fiscal Year 2006			Fiscal Year 2005			Percent Better/ (Worse) Excluding Synthetic Fuel
	As Reported	Synthetic Fuel Impact	Excluding Synthetic Fuel**	As Reported	Synthetic Fuel Impact	Excluding Synthetic Fuel**
Operating income (loss)	$1,011	$(76)	$1,087	$555	$(144)	$699	56
Gains and other income (expense)	59	(15)	74	181	32	149	(50)
Interest income, provision for loan losses and interest expense	(76)	(4)	(72)	(55)	—	(55)	(31)
Equity in earnings	3	—	3	36	—	36	(92)

Income (loss) from continuing operations before income taxes and minority interest	997	(95)	1,092	717	(112)	829	32

Tax (provision)/benefit	(348)	32	(380)	(261)	23	(284)	(34)
Tax credits	62	62	—	167	167	—	—

Total tax (provision)/benefit	(286)	94	(380)	(94)	190	(284)	(34)

Minority interest	6	6	—	45	47	(2)	100

Income from continuing operations	$717	$5	$712	$668	$125	$543	31

Diluted shares	430.2	430.2	430.2	462.3	462.3	462.3
Earnings per share from continuing operations - diluted[1]	$1.66	$0.01	$1.65	$1.45	$0.27	$1.17	41
Tax rate	28.7%		34.8%	13.1%		34.3%

**	Denotes non-GAAP financial measures.
[1]	For 2005, earnings per share as reported less earnings per share from Synthetic Fuel do not sum to earnings per share excluding Synthetic Fuel due to rounders.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

Measures that Exclude Synthetic Fuel, CTF Transaction, and Leveraged Lease Charge

(in millions, except per share amounts)

	Fiscal Year 2005
	As Reported	Synthetic Fuel Impact	CTF Transaction	Leveraged Lease Charge	Excluding Synthetic Fuel, CTF Transaction and Leveraged Lease Charge**
Operating income (loss)	$555	$(144)	$(94)	$—	$793
Gains and other income	181	32	—	—	149
Interest income, provision for loan losses, and interest expense	(55)	—	—	(17)	(38)
Equity in earnings	36	—	—	—	36

Income (loss) from continuing operations before income taxes and minority interest	717	(112)	(94)	(17)	940

Tax (provision)/benefit	(261)	23	32	6	(322)
Tax credits	167	167	—	—	—

Total tax (provision)/benefit	(94)	190	32	6	(322)

Minority interest	45	47	—	—	(2)

Income (loss) from continuing operations	$668	$125	$(62)	$(11)	$616

Diluted shares	462.3	462.3	462.3	462.3	462.3
Earnings (losses) per share from continuing operations - diluted	$1.45	$0.27	$(0.13)	$(0.02)	$1.33
Tax rate	13.1%				34.3%

**	Denotes non-GAAP financial measures.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

Return on Invested Capital

($ in millions)

The reconciliation of income from continuing operations to earnings before income taxes and interest expense is as follows:

	Fiscal Year 2006
	As Reported	Synthetic Fuel Impact [1]	Excluding Synthetic Fuel **
Income from continuing operations	$717	$5	$712
Add:
Provision (benefit) for income taxes	286	(94)	380
Tax benefit included in minority interest	—	—	—
Interest expense	124	—	124
Timeshare interest [2]	21	—	21

Earnings (losses) before income taxes and interest expense **	$1,148	$(89)	$1,237

The reconciliation of assets to invested capital is as follows:
	Year End 2006			Year End 2005
	As Reported	Synthetic Fuel Impact [1]	Excluding Synthetic Fuel **	As Reported	Synthetic Fuel Impact [1]	Excluding Synthetic Fuel **
Assets	$8,588	$91	$8,497	$8,530	$103	$8,427
Add:
Cumulative goodwill amortization	128	—	128	128	—	128
Current liabilities-discontinued operations	—	—	—	—	—	—
Less:
Current liabilities, net of current portion of long-term debt	(2,507)	(55)	(2,452)	(2,077)	(54)	(2,023)
Assets-discontinued operations	—	—	—	—	—	—
Deferred tax assets, net	(865)	—	(865)	(765)	—	(765)
Timeshare capitalized interest	(19)	—	(19)	(20)	—	(20)

Invested capital **	$5,325	$36	$5,289	$5,796	$49	$5,747

Average capital investment [3]**	$5,561	$43	$5,518

Return on invested capital **			22%

**	Denotes a non-GAAP financial measure.

1.	We acquired the synthetic fuel operations in the 2001 fourth quarter and began operating the facilities in the 2002 first quarter.
2.	Timeshare interest represents previously capitalized interest that is a component of product cost.
3.	Calculated as “Invested capital” for the current year and prior year, divided by two.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

Return on Invested Capital

($ in millions)

The reconciliation of income from continuing operations to earnings before income taxes and interest expense is as follows:

	Fiscal Year 2003
	As Reported	Synthetic Fuel Impact [1]	Excluding Synthetic Fuel **
Income from continuing operations	$476	$96	$380
Add:
Provision (benefit) for income taxes	(43)	(245)	202
Tax benefit included in minority interest	94	94	—
Interest expense	110	—	110
Timeshare interest [2]	21	—	21

Earnings (losses) before income taxes and interest expense **	$658	$(55)	$713

The reconciliation of assets to invested capital is as follows:
	Year End 2003			Year End 2002
	As Reported	Synthetic Fuel Impact [1]	Excluding Synthetic Fuel **	As Reported	Synthetic Fuel Impact [1]	Excluding Synthetic Fuel **
Assets	$8,177	$83	$8,094	$8,296	$59	$8,237
Add:
Cumulative goodwill amortization	128	—	128	128	—	128
Current liabilities-discontinued operations	—	—	—	119	—	119
Less:
Current liabilities, net of current portion of long-term debt	(1,779)	(16)	(1,763)	(2,043)	(14)	(2,029)
Assets-discontinued operations	—	—	—	(633)	—	(633)
Deferred tax assets, net	(466)	—	(466)	(369)	—	(369)
Timeshare capitalized interest	(22)	—	(22)	(26)	—	(26)

Invested capital **	$6,038	$67	$5,971	$5,472	$45	$5,427

Average capital investment [3]**	$5,755	$56	$5,699

Return on invested capital **			13%

**	Denotes a non-GAAP financial measure.

1.	We acquired the synthetic fuel operations in the 2001 fourth quarter and began operating the facilities in the 2002 first quarter.
2.	Timeshare interest represents previously capitalized interest that is a component of product cost.
3.	Calculated as “Invested capital” for the current year and prior year, divided by two.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

Timeshare Sales and Services Revenue Excluding Note Sale Gains

($ in millions)

	Fiscal Year 2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Timeshare sales and services revenue as reported	$306	$371	$374	$526	$1,577
Less: Timeshare note sale gains	—	40	—	37	77

Timeshare sales and services revenue excluding note sale gains **	$306	$331	$374	$489	$1,500

	Fiscal Year 2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Timeshare sales and services revenue as reported [1]	$346	$335	$393	$413	$1,487

**	Denotes non-GAAP financial measures.
[1]	Timeshare sales and services revenue as reported for 2005 does not include gains from the sale of timeshare notes.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure

EBITDA and Adjusted EBITDA

($ in millions)

	Fiscal Year 2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income[1]	$61	$186	$141	$220	$608
Cumulative effect of change in accounting principle	173	—	—	—	173
Interest expense	27	30	29	38	124
Tax provision	56	85	82	63	286
Tax benefit from cumulative effect of change in accounting principle[1]	(64)	—	—	—	(64)
Depreciation	34	34	36	51	155
Amortization	6	8	8	11	33
Less: Depreciation reimbursed by third-party owners	(4)	(4)	(4)	(6)	(18)
Interest expense from unconsolidated joint ventures	5	6	5	7	23
Depreciation and amortization from unconsolidated joint ventures	6	7	7	9	29

EBITDA**	$300	$352	$304	$393	$1,349

Synthetic fuel adjustment	24	11	(4)	44	75

Adjusted EBITDA**	$324	$363	$300	$437	$1,424

Increase over 2005 Adjusted EBITDA	17%	19%	12%	4%	12%

The following items make up the Synthetic Fuel adjustment:
Pre-tax synthetic fuel operating losses/(income)	$31	$13	$(2)	$53	$95
Pre-tax minority interest - synthetic fuel	(5)	—	—	(1)	(6)
Synthetic fuel depreciation	(2)	(2)	(2)	(8)	(14)

EBITDA adjustment for Synthetic Fuel	$24	$11	$(4)	$44	$75

	Fiscal Year 2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income	$145	$138	$149	$237	$669
Interest expense	24	21	24	37	106
Tax provision (benefit) from continuing operations	5	(20)	33	76	94
Tax provision from discontinued operations	—	—	1	—	1
Depreciation	30	29	46	51	156
Amortization	7	7	7	7	28
Less: Depreciation reimbursed by third-party owners	—	—	(12)	(5)	(17)
Interest expense from unconsolidated joint ventures	11	6	4	8	29
Depreciation and amortization from unconsolidated joint ventures	12	9	7	11	39

EBITDA**	$234	$190	$259	$422	$1,105

Synthetic fuel adjustment	42	22	(7)	(1)	56
Pre-tax gain from discontinued operations	—	—	(2)	—	(2)
Non-recurring charges -
CTF Acquisition one-time charge	—	94	—	—	94
Leveraged lease charge	—	—	17	—	17

Adjusted EBITDA**	$276	$306	$267	$421	$1,270

The following items make up the Synthetic Fuel adjustment:
Pre-tax synthetic fuel operating losses	$54	$28	$13	$17	$112
Pre-tax minority interest - synthetic fuel	(10)	(4)	(18)	(15)	(47)
Synthetic fuel depreciation	(2)	(2)	(2)	(3)	(9)

EBITDA adjustment for Synthetic Fuel	$42	$22	$(7)	$(1)	$56

**	Denotes non-GAAP financial measures.
[1]	First Quarter results were restated to reflect a change in the tax rate associated with the cumulative effect of change in accounting principle.

Exhibit 99